ENERTECK CORPORATION
                        10701 Corporate Drive, Suite 150
                              Stafford, Texas 77477

                                 April __, 2006

BATL BioEnergy LLC
7 Lakeside Drive
Rye, New York  10580
Attention: Thomas Donino

      Re: EnerTeck Corporation (the "Company")

Dear Tom:

      Reference is made to the Registration Rights Agreement (the "Agreement') dated as of December 9, 2005 by and between the Company and BATL BioEnergy LLC ("BATL"). Pursuant to Section 2(i) of the Agreement, among other things, the Company has agreed to prepare and file a Registration Statement or Registration Statements (as necessary) with the Securities and Exchange Commission covering the resale of the Registrable Securities (as defined in the Agreement) and upon any delay in the filing or effective date of such Registration Statement, BATL will be entitled to receive a Penalty Warrant (as defined in the Agreement) per 30-day period of such delay.

      For the avoidance of doubt, the parties to the Agreement agree that the number of shares of the Company's common stock underlying each Penalty Warrant shall be prorated, as appropriate, to reflect partial 30-day periods during which a delay has occurred.

      In addition, notwithstanding anything to the contrary contained in the Agreement, it is hereby agreed that (a) in the event the Filing Date (as defined in the Agreement) occurs between any date from and including March 16, 2006 and April 30, 2006 (the "Initial Period"), the number of shares of Common Stock underlying any Penalty Warrant issuable in respect of all Penalty Events occurring prior to April 30, 2006 shall be 30,000 (such warrant for Penalty Events occuring during such period the "Initial Warrant"), regardless of at which point during the Initial Period the filing date occurs and (b) the Initial Warrant shall not be issuable to BATL, but shall be issuable in two certificates in accordance with the following: (A) Thomas Donino shall be issued a warrant for the purchase of 28,500 shares of Common Stock and (B) Jay Goldstein shall be issued a warrant for the purchase of 1,500 shares of Common Stock.

      Except as modified herein, the Agreement remains in full force and effect.

BATL BioEnergy LLC
April __, 2006
Page 2

      If this letter accurately reflects our agreement with regard to the above, please sign and return this letter via facsimile.

                                            Very truly yours,

                                            ENERTECK CORPORATION

                                            By:
                                                --------------------------------
                                                Name:  Dwaine Reese
                                                Title: Chief Executive Officer

AGREED AND ACCEPTED AS OF
THE ___ DAY OF __________, 2006:

BATL BIOENERGY LLC

By:
    --------------------------------
    Name:  Thomas Donino
    Title: President